Exhibit 99.1
News Release

Novelis Reports Record Fourth Quarter and Full Fiscal Year 2017 Results
Operational efficiencies and strategic product shift drive record results and automotive shipments

Fourth Quarter Fiscal Year 2017 Highlights

•	Net income of $47 million; excluding special items, net income up 46% to $73 million

•	Record fourth quarter Adjusted EBITDA excluding metal price lag up 5% to $292 million

•	Automotive shipments increased 26%

•	Reduced net debt leverage ratio below 4.0x

Fiscal Year 2017 Highlights

•	Net income of $45 million; excluding special items, net income up 78% to $233 million

•	Record Adjusted EBITDA excluding metal price lag up 13% to $1.09 billion

•	Automotive shipments increased 17%; represent 18% of total FRP shipments

•	Record free cash flow of $361 million, more than double prior year

•	Reduced annual cash interest by $79 million through long-term debt refinancing

ATLANTA, May 10, 2017 – Novelis Inc., the world leader in aluminum rolling and recycling, today reported record results for the fourth quarter and fiscal year 2017 with significant year-over-year increases in Adjusted EBITDA, net income, free cash flow and automotive sheet shipments. This strong performance was driven by Novelis' focused strategy to improve operational efficiencies and increase shipments of premium products, resulting in fiscal 2017 net income attributable to its common shareholder of $47 million for the fourth quarter and $45 million for the full year.
Excluding tax-effected special items in all periods, Novelis grew its fourth quarter fiscal 2017 net income 46 percent to $73 million, and increased full year net income by 78 percent to $233 million. The increase in both fourth quarter and full year net income reflects the significant improvement in adjusted EBITDA, as well as lower interest expense, a result of the company's long-term debt refinancing actions during fiscal 2017.
"By consistently executing our strategy and staying focused on business fundamentals, we have driven value for our stakeholders and are able to better serve our customers,” said Steve Fisher, President and Chief Executive Officer for Novelis. “This year's record performance provides us with a blueprint for sustainable results and the strategic flexibility to enhance our leadership position in the industry.”
Key achievements in fiscal 2017 include:

•	Increased Adjusted EBITDA per ton, excluding metal price lag, by $45 to $354 per ton.

•	Refinanced $2.5 billion of senior notes and a $1.8 billion term loan, reducing annual cash interest by $79 million and extending debt maturity profile.

•	Improved metal mix by increasing recycled inputs from 53 percent to 55 percent for the full year.

•
Achieved record automotive sheet shipment levels as a result of the seamless ramp-up of all new finishing lines to support the new Ford F-Series Super Duty line of trucks in North America, the success of Jaguar Land Rover’s new aluminum-intensive vehicles in Europe, and the Cadillac CT6 and Jaguar XFL in China.

•
Signed agreement with next-generation car company NIO to provide innovative aluminum solutions for its fleet of smart, high-performance, premium aluminum-intensive electric vehicles to be launched over the next five years.

Fourth Quarter Fiscal 2017 Results
Net sales increased nine percent to $2.6 billion for the fourth quarter of fiscal 2017, driven by higher average aluminum prices and increased shipments of higher conversion premium products, including a 26 percent increase in automotive shipments. Total shipments of rolled aluminum products were flat year-over-year at 789 kilotonnes.
Adjusted EBITDA for the fourth quarter of fiscal 2017 increased to $292 million from $270 million. There was no metal price lag in the current year period. Excluding $7 million of negative metal price lag in the prior year, adjusted EBITDA increased five percent. Higher automotive sheet shipments, operating efficiencies, lower metal cost, and favorable currency were partially offset by higher employment cost and lower prices on some can and specialty products.

Full Year Fiscal 2017 Results
Revenues decreased three percent to $9.6 billion in fiscal 2017. A two percent decline in shipments to 3,067 kilotonnes was partially offset by an increased level of higher conversion premium products, including a record level of automotive shipments. For fiscal 2017, the percentage of the company's shipment portfolio stemming from automotive sheet grew to 18 percent, up from 15 percent in the prior year.
Adjusted EBITDA grew 33 percent to $1.05 billion in fiscal 2017, due in part to the reduced negative impact of metal price lag during fiscal 2017 as local market premium volatility has moderated. Metal price lag reduced to negative $31 million in fiscal 2017 as compared to negative $172 million in fiscal 2016.
Excluding the impact of metal price lag in both years, Adjusted EBITDA was $1.09 billion in fiscal 2017, up 13 percent compared to $963 million in fiscal 2016. The increase was driven by strong operational efficiencies, favorable product mix, and favorable currency, partially offset by lower shipments.
The company more than doubled its full year free cash flow to a record $361 million in fiscal 2017 driven by stronger adjusted EBITDA, as well as lower interest and capital expenditures. Capital expenditures declined to $224 million as compared to $370 million in the prior year.
"We exceeded our expectations for delivering strong free cash flow as a result of excellent EBITDA performance and significant interest savings generated by our debt refinancing actions," said Devinder Ahuja, Senior Vice President and Chief Financial Officer. "Not only have we strengthened our balance sheet and driven our net debt leverage ratio below 4x, our continued focus on driving operational excellence and positive portfolio shift will allow us to sustain our current levels of performance."
As of March 31, 2017, the company reported strong liquidity of $1.3 billion.

Fourth Quarter and Full Fiscal Year 2017 Earnings Conference Call
Novelis will discuss its fourth quarter and full fiscal year 2017 results via a live webcast and conference call for investors at 9:00 a.m. ET on Wednesday, May 10, 2017. To view slides and listen only, visit the web at
https://cc.callinfo.com/r/1qaji08qitzcm&eom. To join by telephone, dial toll-free in North America at 877 893 5390, India toll-free at 18002662125 or the international toll line at +1 415 226 5355. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 10 countries, has approximately 11,000 employees and had $10 billion in revenue for its 2017 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/NovelisInc and Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA and Adjusted EBITDA excluding Metal Price Lag, Free Cash Flow, Total Liquidity, Reconciliation to Net Income attributable to our common shareholder excluding Special Items, Segment Information, and Net Debt leverage ratio.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward looking statements in this news release are statements about the company's expectation to sustain its current levels of performance. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of acquisitions, divestitures and restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; the effect of taxes and changes in tax rates; our level of indebtedness and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors included under the caption "Risk Factors" in our upcoming Annual Report on Form 10-K for the fiscal year ended March 31, 2017 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Matthew Bianco	Megan Cochard
+1 404 760 4159	+1 404 760 4170
matthew.bianco@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions)

	Three Months Ended March 31,		Year Ended March 31,
	2017	2016	2017	2016

Net sales	$2,621	$2,402	$9,591	$9,872
Cost of goods sold (exclusive of depreciation and amortization)	2,182	2,035	8,016	8,727
Selling, general and administrative expenses	118	103	421	407
Depreciation and amortization	93	89	360	353
Interest expense and amortization of debt issuance costs	63	83	294	327
Research and development expenses	17	15	58	54
Gain on assets held for sale	—	—	(2)	—
Loss on extinguishment of debt	22	—	134	13
Restructuring and impairment, net	6	19	10	48
Equity in net loss of non-consolidated affiliates	—	1	8	3
Other expense (income), net	32	10	95	(68)
	2,533	2,355	9,394	9,864
Income before income taxes	88	47	197	8
Income tax provision	41	18	151	46
Net income (loss)	47	29	46	(38)
Net income attributable to noncontrolling interests	—	—	1	—
Net income (loss) attributable to our common shareholder	$47	$29	$45	$(38)

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except number of shares)

	March 31,
ASSETS	2017	2016
Current assets
Cash and cash equivalents	$594	556
Accounts receivable, net
— third parties (net of uncollectible accounts of $6 as of March 31, 2017 and $3 as of March 31, 2016)	1,067	956
— related parties	60	59
Inventories	1,333	1,180
Prepaid expenses and other current assets	111	127
Fair value of derivative instruments	113	88
Assets held for sale	3	5
Total current assets	3,281	2,971
Property, plant and equipment, net	3,357	3,506
Goodwill	607	607
Intangible assets, net	457	523
Investment in and advances to non–consolidated affiliate	451	488
Deferred income tax assets	82	87
Other long–term assets
— third parties	$94	$82
— related parties	$15	16
Total assets	8,344	$8,280
LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities
Current portion of long–term debt	121	47
Short–term borrowings	294	579
Accounts payable
— third parties	1,722	1,506
— related parties	51	48
Fair value of derivative instruments	151	85
Accrued expenses and other current liabilities	554	569
Total current liabilities	2,893	2,834
Long–term debt, net of current portion	4,437	4,421
Deferred income tax liabilities	94	89
Accrued postretirement benefits	799	820
Other long–term liabilities	198	175
Total liabilities	8,421	8,339
Commitments and contingencies
Shareholder’s deficit
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of March 31, 2017 and 2016	—	—
Additional paid–in capital	1,404	1,404
Accumulated deficit	(918)	$(963)
Accumulated other comprehensive loss	$(545)	(500)
Total deficit of our common shareholder	(59)	(59)
Noncontrolling interests	(18)	—
Total deficit	(77)	(59)
Total liabilities and deficit	8,344	$8,280

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Year Ended March 31,
	2017	2016
OPERATING ACTIVITIES
Net income (loss)	$46	$(38)
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	360	353
Gain on unrealized derivatives and other realized derivatives in investing activities, net	(15)	(27)
Gain on assets held for sale	(2)	—
Loss on sale of business	27	—
Loss on sale of assets	6	4
Impairment charges	2	25
Loss on extinguishment of debt	134	13
Deferred income taxes	4	(93)
Amortization of fair value adjustments, net	7	11
Equity in net loss of non-consolidated affiliates	8	3
Loss (gain) on foreign exchange remeasurement of debt	2	(2)
Amortization of debt issuance costs and carrying value adjustments	22	19
Other, net	3	—
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(154)	336
Inventories	(193)	268
Accounts payable	253	(327)
Other current assets	9	(12)
Other current liabilities	10	7
Other noncurrent assets	(30)	20
Other noncurrent liabilities	76	(19)
Net cash provided by operating activities	575	541
INVESTING ACTIVITIES
Capital expenditures	(224)	(370)
Proceeds from sales of assets, third party, net of transaction fees and hedging	4	3
Outflows from the sale of business, net of transaction fees	(2)	—
Proceeds (outflows) from investment in and advances to non-consolidated affiliates, net	2	(2)
Proceeds (outflows) from settlement of other undesignated derivative instruments, net	8	(9)
Net cash used in investing activities	(212)	(378)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	4,572	174
Principal payments of long-term and short-term borrowings	(4,477)	(216)
Revolving credit facilities and other, net	(229)	(187)
Return of capital to our common shareholder	—	—
Dividends, noncontrolling interest	—	(1)
Debt issuance costs	(191)	(15)
Net cash used in financing activities	(325)	(245)
Net increase (decrease) in cash and cash equivalents	38	(82)
Effect of exchange rate changes on cash	—	10
Cash and cash equivalents — beginning of period	556	628
Cash and cash equivalents — end of period	$594	$556

Reconciliation from Net income (loss) attributable to our common shareholder to Adjusted EBITDA, and Adjusted EBITDA excluding Metal Price Lag (unaudited)
Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. To better analyze underlying operational results, the following table also shows Adjusted EBITDA to Adjusted EBITDA excluding the impact of Metal Price Lag. On certain sales contracts we experience timing differences on the pass through of changing aluminum prices from our suppliers to our customers. Additional timing differences occur in the flow of metal costs through moving average inventory cost values and cost of goods sold. This timing difference is referred to as metal price lag.

(in millions)	Three Months Ended March 31,		Year Ended March 31,
	2017	2016	2017	2016
Net income (loss) attributable to our common shareholder	$47	$29	$45	$(38)
Noncontrolling interests	—	—	1	—
Income tax provision	(41)	(18)	(151)	(46)
Interest, net	(59)	(79)	(283)	(314)
Depreciation and amortization	(93)	(89)	(360)	(353)
EBITDA	240	215	840	675

Unrealized gains (losses) on change in fair value of derivative instruments, net	(13)	(22)	5	(4)
Realized gains (losses) on derivative instruments not included in segment income	3	—	5	(1)
Adjustment to eliminate proportional consolidation	(8)	(9)	(28)	(30)
Loss on sale of a business	—	—	(27)	—
Loss on sale of fixed assets	(2)	(2)	(6)	(4)
Gain on assets held for sale	—	—	2	(13)
Loss on extinguishment of debt	(22)	—	(134)	—
Restructuring and impairment, net	(6)	(19)	(10)	(48)
Other costs, net	(4)	(3)	(21)	(16)
Adjusted EBITDA	$292	$270	$1,054	$791

Metal price lag	—	(7)	(31)	(172)
Adjusted EBITDA excluding metal price lag	$292	$277	$1,085	$963

Free Cash Flow and Cash and Cash Equivalents (unaudited)
The following table shows the “Free cash flow” for the year ended March 31, 2017 and 2016 and the ending balances of cash and cash equivalents (in millions).

	Year Ended March 31,
	2017	2016
Net cash provided by operating activities	$575	$541
Net cash used in investing activities	(212)	(378)
Less: Proceeds from sales of assets and business, net of transaction fees and hedging	(2)	(3)
Free cash flow	$361	$160
Ending cash and cash equivalents	$594	$556

Total Liquidity (unaudited)
The following table shows available liquidity as of March 31, 2017 and March 31, 2016 (in millions).

	Year Ended March 31,
	2017	2016
Cash and cash equivalents	$594	$556
Availability under committed credit facilities	701	640
Total liquidity	$1,295	$1,196

Reconciliation of Net income (loss) attributable to our common shareholder, to Net Income attributable to our common shareholder, excluding Special Items (unaudited)
The following table shows Net Income attributable to our common shareholder excluding special items (in millions). We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended March 31,		Year Ended March 31,
	2017	2016	2017	2016
Net income (loss) attributable to our common shareholder	$47	$29	$45	$(38)
Special Items:
Gain on assets held for sale	—	—	(2)	(13)
Loss on sale of a business	—	—	27	—
Loss on extinguishment of debt	22	—	134	—
Metal price lag	—	7	31	172
Restructuring and impairment, net	6	19	10	48
Tax effect on special items	(2)	(5)	(12)	(64)
Net income attributable to our common shareholder, excluding special items	$73	$50	$233	$105

Segment Information (unaudited)
The following table shows selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended March 31, 2017	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$116	$47	$29	$103	$(3)	$292
Metal price lag	11	(11)	(2)	2	—	—
Adjusted EBITDA excluding metal price lag	$105	$58	$31	$101	$(3)	$292

Shipments
Rolled products - third party	269	232	170	118	—	789
Rolled products - intersegment	—	3	4	7	(14)	—
Total rolled products	269	235	174	125	(14)	789

Selected Operating Results Three Months Ended March 31, 2016	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$95	$47	$35	$92	$1	$270
Metal price lag	(1)	(9)	3	—	—	(7)
Adjusted EBITDA excluding metal price lag	$96	$56	$32	$92	$1	$277

Shipments
Rolled products - third party	249	232	180	127	—	788
Rolled products - intersegment	—	12	7	7	(26)	—
Total rolled products	249	244	187	134	(26)	788

Selected Operating Results Year Ended March 31, 2017	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$384	$180	$153	$340	$(3)	$1,054
Metal price lag	4	(28)	(10)	3	—	(31)
Adjusted EBITDA excluding metal price lag	$380	$208	$163	$337	$(3)	$1,085

Shipments
Rolled products - third party	1,009	927	682	449	—	3,067
Rolled products - intersegment	1	16	8	25	(50)	—
Total rolled products	1,010	943	690	474	(50)	3,067

Selected Operating Results Year Ended March 31, 2016	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$258	$116	$135	$282	$—	$791
Metal price lag	(80)	(87)	(7)	2	—	(172)
Adjusted EBITDA excluding metal price lag	$338	$203	$142	$280	$—	$963

Shipments
Rolled products - third party	1,031	918	718	456	—	3,123
Rolled products - intersegment	1	60	42	34	(137)	—
Total rolled products	1,032	978	760	490	(137)	3,123

Net Debt leverage ratio (unaudited)
The following table shows the “Net debt leverage ratio” for the year ended March 31, 2017 and 2016. This ratio divides Net Debt by Adjusted EBITDA excluding metal price lag.

	Year Ended March 31,
	2017	2016
Long–term debt, net of current portion	$4,437	$4,421
Current portion of long–term debt	121	47
Short–term borrowings	294	579
Total Debt	4,852	5,047

Less: cash and cash equivalents	594	556
Net Debt	$4,258	$4,491

Adjusted EBITDA excluding metal price lag	1,085	963
Net Debt leverage ratio	3.9	4.7